Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Completes Acquisition of Byers Peak for $4.35

Million; Jake Rost Appointed as Vice President and General Manager

of Sparton Medical Systems

SCHAUMBURG, Illinois – March 8, 2011 – Sparton Corporation (NYSE: SPA), a supplier of complex and reliable electronic and electro-mechanical products, sub-assemblies and related services to the highly regulated Medical, Defense & Security, and Aerospace markets announces that on March 4, 2011 its wholly owned subsidiary, Sparton BP Medical Denver, LLC completed its previously announced acquisition of certain assets and assumption of certain liabilities of Byers Peak Incorporated. The all-cash transaction is valued at $4.35 million, subject to certain post-closing adjustments.

Byers Peak, located near Denver, Colorado primarily manufactures medical devices for OEM and emerging technology companies in the Therapeutic Device market, including products for surgical navigation, RF energy generation, non-invasive pain relief, arterial disease, and kidney dialysis. The company also has a field service and installation group that primarily provides water filtration and disinfection systems for the Medical industry as well as device refurbishment programs. Additionally, Byers Peak provides electromechanical device manufacturing support for a limited number of customers outside of the Medical industry that fall under Sparton’s Complex Systems market classification. The acquisition of Byers Peak is expected to add $10 million in projected annual revenue.

Additionally, Jake Rost of Byers Peak has been appointed Vice President and General Manager of Sparton Medical Systems and will lead the Medical segment’s business development efforts and oversee operations at the Company’s Strongsville, Ohio and Frederick, Colorado facilities. Mr. Rost became a partial equity owner of Byers Peak in 2007 and has been responsible for developing the solid business development funnel that has contributed to the company’s recent success. Prior to Byers Peak, Mr. Rost had business development and operational leadership positions with Peak Industries, the precursor to Delphi Medical Systems, which was acquired by Sparton in August 2010.

“The addition of Byers Peak meets the criteria of our growth strategy by providing further expansion into the therapeutic device market, diversifying our customer base, further expanding our geographic reach into the western United States, and increasing our offerings with the inclusion of field service and refurbishment capabilities. Additionally, Byers Peak brings solid, long-term customer relationships that will utilize Sparton’s expanded list of service offerings,” commented Cary Wood, President & CEO of Sparton Corporation.

“We look forward to the experience and leadership that Jake will bring to our Medical Device business unit and are confident that he will significantly enhance our business development efforts in the Medical segment as we focus on our growth strategy throughout the Company.”

“Similar to our recent Delphi acquisition, we believe that the acquisition of Byers Peak presents many synergistic operational opportunities, including the eventual consolidation of its operations into our Frederick, Colorado facility. We expect that, within a relatively short period of time, the implementation of various cost saving actions will lead to improvements in the profitability of our Medical business. The Byers Peak acquisition is expected to be accretive to earnings no later than our fiscal 2012 second quarter.

“We are pleased to be joining the Sparton team,” stated Phil Prescott, President & Co-Founder of Byers Peak Incorporated. “With the additional support and enhanced capabilities Sparton has to offer, we now expect to be able to fulfill our customers’ needs in a more timely and effective manner. We are also excited by the opportunity to facilitate the growth of Sparton’s field service and refurbishment offerings in the coming years.”

Mr. Prescott will join Sparton to oversee the transition and integration of Byers Peak’s customers to the Frederick facility, to maintain relationships with their current customers and to expand Sparton’s field service offering.

“Sparton has worked hard during the last year and a half to embrace operational and financial improvements focused on our Company’s return to profitability. We look forward to the timely integration of Byers Peak with the addition of Jake and Phil in key leadership roles and expect this acquisition to enhance our growth strategy and provide increased shareholder value,” Mr. Wood concluded.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

About Sparton Medical

Sparton Medical’s operations are comprised of contract development, design, production and distribution of complex and sophisticated medical related electromechanical devices for customers with specialized needs, specifically in the design and manufacturing process, to assure product reliability and safety in accordance with Food and Drug Administration (“FDA”) guidelines and approvals. This group specializes in systems and procedures targeted to the requirements of medical OEM and emerging technology customers primarily in the In Vitro Diagnostic and Therapeutic Device segments of the Medical Device market space.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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